PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the 29th day of November, 2007 (the “Effective Date”), by and between BRCP HIGHLANDS RANCH, LLC, a Delaware limited liability company (“Seller”), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Purchaser”).

RECITALS:

A. Seller is the owner of the real property, commonly known as Highlands Ranch Healthcare Plaza, located at 200 & 206 West County Line Road in the City of Highlands Ranch, County of Douglas, State of Colorado, as more particularly described in Exhibit “A” attached hereto and made a part hereof (the “Real Property”); and

B. Seller desires to sell, and Purchaser desires to purchase, the Property (as defined below) upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree, and instruct Escrow Agent (as defined below), as follows:

AGREEMENT:

ARTICLE 1

PURCHASE AND SALE

1.1 Agreement of Purchase and Sale. Subject to and on the terms and conditions set forth in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the property, assets, rights and interests set forth in this Section 1.1, (collectively, the “Property”):

(a) The Real Property. The Real Property, together with all rights and interests appurtenant to the Real Property, including all of Seller’s right, title, and interest in and to adjacent streets, alleys, rights of way, and any adjacent strips and gores of real estate, and all rights, titles and interests of Seller appurtenant to the Real Property.

(b) Improvements. All buildings and other improvements (collectively, the “Improvements”) located on the Real Property (such Real Property and Improvements being referred to herein, collectively, as the “Premises”).

(c) Personal Property. All fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property located on the Premises as of the Effective Date and used or usable in connection with the occupation or operation of all or any part of the Property, but only to the extent transferable (collectively, “Personal Property”), excluding, however, (i) equipment leased by Seller and the interest of Seller in any equipment provided to the Property for use, but not owned or leased by Seller, (ii) property owned or leased by any Tenant (as defined below) or guest, employee or other person furnishing goods or services to the Property, (iii) property and equipment owned by Seller which in the ordinary course of business of the Property is not used exclusively for the business, operation or management of the Property, and (iv) the property and equipment, if any, expressly identified on Schedule 1.1 attached hereto.

(d) Leases. Each lease and other agreement for the present or future use or occupancy of any space in the Property in respect of which Seller holds the interest of the lessor (each such agreement, a “Lease”, and, collectively, the “Leases”) that are in effect on the Closing Date (as defined below).

(e) Contracts. All equipment leases, contracts and agreements relating to the upkeep, repair, maintenance or operation of the Premises (specifically excluding the Terminated Contracts (as defined below) and any existing management agreements and employment agreements which are hereby deemed to be Terminated Contracts) which will extend beyond the Closing Date and that Purchaser elects, or is deemed to have elected, to assume pursuant to Section 2.6 below (collectively, the “Contracts”).

(f) Tradename. All of Seller’s right, title and interest, if any, in the name “Highlands Ranch Healthcare Plaza” (the “Tradename”).

(g) Licenses. Transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi governmental entity in connection with the Real Property or the Improvements, including, without limitation, those with respect to occupancy, foundation, use, utilities, building, fire, life safety, traffic and zoning held by or granted to Seller with respect to the Premises (collectively, the “Licenses”).

(h) Inventories. All inventories of supplies used or useful in connection with the operation of the Premises (collectively, the “Inventories”), excluding, however, inventories or supplies owned or leased by any Tenant or guest, employee or other person furnishing goods or services to the Property.

(i) Records. All books, records (except employment records), files, maintenance records, rental records, and other records used or useful by Seller in connection with the ownership, operation or maintenance of the Premises (collectively, the “Records’), excluding, however, (i) any and all original records relating to accounting or financial reporting, on the condition that Seller supplies Purchaser with true and complete copies thereof and (ii) Seller’s income tax records.

(j) Documents. Any and all original and supplemental blueprints, plans, specifications, working drawings, site plans, elevations, surveys, advertising booklets or materials, brochures, indicia of title, warranties and guarantees, environmental reports, ADA reports, structural reports, and similar materials of any kind, character or description, used or useful in connection with the Premises and\or the ownership, operation or maintenance thereof or otherwise relating thereto, to the extent such items are assignable and in the possession or reasonable control of Seller or its agents (collectively, the “Documents”).

(k) Miscellaneous Property Assets. The Contracts, the Tradename, the Licenses, the Inventories, the Records and the Documents are collectively referred to herein as the “Miscellaneous Property Assets”; provided, however, in no event shall the Miscellaneous Property Assets include (i) receivables, (ii) cash or other funds, whether in petty cash or house “banks,” or on deposit in bank accounts or in transit for deposit, (iii) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Closing Date, (iv) utility and similar deposits, (v) insurance or other prepaid items and (vi) Seller’s proprietary books and records.

1.2 Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Fourteen Million Five Hundred Thousand and No/100 Dollars ($14,500,000.00), subject to proration and adjustment as provided in this Agreement. The Purchase Price shall be payable at the times and in the manner set forth in this Section 1.2.

(a) The Deposit. On or before the date which is two (2) Business Days (as defined below) after the Effective Date, Purchaser shall deliver to LandAmerica Commercial Services, 915 Wilshire Blvd, Suite 2100, Los Angeles, CA 90017, Attn: Lois McCauley, Reference No. 09401702-904-L.A. (“Escrow Agent” or “Title Insurer”) a deposit (the “Deposit”) of $750,000.00 by wire transfer of immediately available funds (“Good Funds”). The Deposit shall be held and disbursed in accordance with the escrow provisions set forth in Section 1.3 below. At the Closing (as defined below), the Deposit shall be paid to Seller and credited against the Purchase Price.

(b) Cash at Closing. No later than 12:00 p.m. (Mountain Time) on the Closing Date, Purchaser shall deliver the balance of the Purchase Price to Escrow Agent by wire transfer of Good Funds.

1.3 Escrow Provisions Regarding Deposit.

(a) Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Agreement. Escrow Agent shall invest the Deposit in a federally insured or federally backed investment approved by Purchaser and Seller, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Agreement. The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

(b) Escrow Agent shall hold the Deposit until the earlier occurrence of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price, or (ii) the date on which Escrow Agent shall be authorized to disburse the Deposit as set forth in Section 1.3(c) below.

(c) If the Deposit has not been released earlier in accordance with Section 1.3(b), and either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment (subject to Purchaser’s obligation under Section 2.5(b) below to return or certify the destruction of all Third-Party Reports (as defined below) and information and Materials (as defined below) provided to Purchaser as a pre-condition to the return of the Deposit to Purchaser). If Escrow Agent does receive such written objection within such 5-Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Agreement or a final judgment or arbitrator’s decision. However, Escrow Agent shall have the right at any time to deposit the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which the Property is located. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(d) The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Agreement or involving gross negligence. Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent.

(e) The parties shall deliver to Escrow Agent an executed copy of this Agreement, which shall constitute the sole instructions to Escrow Agent. Escrow Agent shall execute the signature page for Escrow Agent attached hereto with respect to the provisions of this Section 1.3; provided, however, that (i) Escrow Agent’s signature hereon shall not be a prerequisite to the binding nature of this Agreement on Purchaser and Seller, and the same shall become fully effective upon execution by Purchaser and Seller, and (ii) the signature of Escrow Agent will not be necessary to amend any provision of this Agreement other than this Section 1.3.

(f) Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code. Further, Escrow Agent agrees to indemnify and hold Purchaser, Seller, and their respective attorneys and brokers harmless from and against any Losses (as defined below) resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this section.

(g) The provisions of this Section 1.3 shall survive the termination of this Agreement, and, if not so terminated, the Closing and delivery of the Deed (as defined below) to Purchaser.

ARTICLE 2

DUE DILIGENCE

2.1 Feasibility Period. Subject to the terms of Article 2 and the rights of any person or entity entitled to occupy any portion of the Property under a Lease (each, a “Tenant” and, collectively, “Tenants”), from the Effective Date to and including November 19, 2007 (the “Feasibility Period”), Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “Consultants”) have had the right from time to time to enter onto the Property, at Purchaser’s sole cost and expense, to:

(a) conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations (collectively, the “Inspections”) of or concerning the Property (including, without limitation, engineering and feasibility studies, evaluation of drainage and flood plain, soil tests for bearing capacity and percolation and surveys, including topographical surveys);

(b) confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property;

(c) ascertain and confirm the suitability of the property for Purchaser’s intended use of the Property; and

(d) review the Materials.

2.2 Expiration of Feasibility Period; Approval of the Property. Purchaser acknowledges and agrees that, prior to the Effective Date, Purchaser has completed its review of the Property and hereby waives its right to object to any matter concerning the physical condition of the Property, the Property Contracts, the Leases or the Miscellaneous Property Assets. Accordingly, (a) the Deposit shall be non-refundable (except in the case of a Termination Event, as defined below), and (b) Purchaser’s obligation to purchase the Property shall be non-contingent and unconditional except in the event (i) Seller defaults pursuant to Section 9.2 below, (ii) Seller fails to satisfy any of Purchaser’s Closing Conditions (as defined below), or (iii) Purchaser validly terminates this Agreement pursuant to an express right to so terminate set forth in this Agreement (collectively, a “Termination Event”).

2.3 Conduct of Investigation; Insurance.

(a) Purchaser shall not permit any mechanic’s or materialmen’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser. Purchaser shall give notice to Seller a reasonable time prior to entry onto the Property and shall permit Seller to have a representative present during all Inspections conducted at the Property. Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the investigations and Inspections of the Property, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons or the environment and cause no damage to the Property or other property of Seller or other persons (including, without limitation, Tenants). All information made available by Seller to Purchaser in accordance with this Agreement or obtained by Purchaser in the course of its Inspections shall be treated as confidential information by Purchaser, and, prior to the purchase of the Property by Purchaser, Purchaser shall use commercially reasonable efforts to prevent its Consultants from divulging such information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, Purchaser shall not be permitted to perform any invasive tests on the Property without Seller’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed. Further, Seller shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of the Property), investigations and other matters that in Seller’s reasonable judgment could result in any injury to the Property or breach of any contract, or expose Seller to any Losses or violation of applicable law, or otherwise adversely affect the Property or Seller’s interest therein.

(c) Purchaser shall use commercially reasonable efforts to minimize disruption to Tenants in connection with Purchaser’s or its Consultants’ activities pursuant to this Article 2. No consent by Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller.

(d) To the extent that there is any damage to the Property caused by Purchasers Inspections, Purchaser hereby agrees to restore, at Purchaser’s sole cost and expense, the Property to the same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this Article 2.

(e) Purchaser shall maintain and cause its Consultants to maintain (i) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (ii) worker’s compensation insurance for all of their respective employees in accordance with the law of the state in which the Property is located. Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 2.3 to Seller (in the form of a certificate of insurance) prior to Purchaser’s or Purchaser’s Consultants’ entry onto the Property.

(f) The provisions of this Section 2.3 shall survive the termination of this Agreement, and, if not so terminated, shall survive (except for the confidentiality provisions of this Section 2.3) the Closing and delivery of the Deed to Purchaser.

2.4 Purchaser Indemnification. Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller, the Property’s property manager, the Property’s mortgagee and each of their respective parent and subsidiary entities, officers, directors, members, managers, partners, affiliates, employees, agents and representatives and each of their successors and assigns (together with Seller, collectively, “Seller’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, liabilities, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) caused by Purchaser’s or its Consultants’ entry onto the Property, and any Inspections or other matters performed by Purchaser with respect to the Property during the Feasibility Period or otherwise, except for any Losses against Seller or Seller’s Indemnified Parties based upon obligations and liabilities of Seller, and any pre-existing liabilities, for matters merely discovered by Purchaser (i.e. latent environmental contamination).

2.5 Property Materials.

(a) Purchaser acknowledges and agrees that Seller has, prior to the Effective Date, made the documents set forth on Schedule 2.5 attached hereto (collectively, the “Materials”) available to Purchaser for review and copying by Purchaser at Purchaser’s sole cost and expense. To the extent that Purchaser determines that any of the Materials have not been made available or delivered to Purchaser pursuant to this Section 2.5(a), Purchaser shall notify Seller and Seller shall use commercially reasonable efforts to deliver the same to Purchaser within one (1) Business Day after such notification is received by Seller; provided, however, that under no circumstances will the Feasibility Period be extended.

(b) In providing such information and Materials to Purchaser, other than Seller’s Representations (as defined below), Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed. Any information and Materials provided by Seller to Purchaser under the terms of this Agreement are for informational purposes only and, together with all reports, studies or other information prepared or compiled for Purchaser by any Consultant or other third-party in connection with Purchaser’s investigation of the Property (collectively, “Third-Party Reports”), shall be returned by Purchaser to Seller (or the destruction thereof shall be certified in writing by Purchaser to Seller) as a condition to the return of the Deposit to Purchaser (if Purchaser is otherwise entitled to such Deposit pursuant to the terms of this Agreement) if this Agreement is terminated for any reason. Purchaser shall not in any way be entitled to rely upon the accuracy of such information and Materials. Purchaser recognizes and agrees that the Materials and other documents and information delivered or made available by Seller pursuant to this Agreement may not be complete or constitute all of such documents which are in Seller’s possession or control, but are those that are readily available to Seller after reasonable inquiry to ascertain their availability. Purchaser understands that, although Seller will use commercially reasonable efforts to locate and make available the Materials and other documents required to be delivered or made available by Seller pursuant to this Agreement, Purchaser will not rely on such Materials or other documents as being a complete and accurate source of information with respect to the Property, and will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property.

(c) The provisions of this Section 2.5 shall survive the Closing and delivery of the Deed to Purchaser.

2.6 Contracts. On or before November 30, 2007, Purchaser may deliver written notice to Seller (the “Property Contracts Notice”) specifying any Contracts which Purchaser desires to terminate at the Closing (each, a “Terminated Contract,” and, collectively, the “Terminated Contracts”); provided, however, that (a) the effective date of such termination after Closing shall be subject to the express terms of such Terminated Contract (and, to the extent that the effective date of termination of any Terminated Contract is after the Closing Date, Purchaser shall not be deemed to have assumed any of Seller’s obligations under such Terminated Contract as of the Closing Date), and (b) to the extent that any such Terminated Contract requires payment of a penalty or premium for cancellation, Seller shall be solely responsible for the payment of any such cancellation fees or penalties. If Purchaser fails to deliver the Property Contracts Notice on or before November 30, 2007, there shall be no Terminated Contracts and Purchaser shall assume all Contracts at the Closing.

ARTICLE 3

TITLE

3.1 Title Documents. Purchaser acknowledges and agrees that Seller has, prior to the Effective Date, caused to be delivered to Purchaser a standard form commitment for title insurance dated November 2, 2007 (the “Title Commitment”) for the Property in an amount equal to the Purchase Price from Title Insurer for an owner’s title insurance policy (the “Title Policy”) on a standard American Land Title Association form with the standard pre-printed exceptions (collectively, the “Standard Exceptions”) deleted, together with copies of all instruments identified as exceptions therein (together with the Title Commitment, collectively, the “Title Documents”); provided, however, Seller’s obligation to cause the Standard Exceptions to be deleted is expressly conditioned upon Purchaser obtaining, at Purchaser’s sole cost and expense, a new survey of the Property sufficient to enable Title Insurer to commit to delete the Standard Exceptions. Seller shall be responsible only for payment of the basic premium for the Title Policy, the cost of any endorsements to cause removal of the Standard Exceptions and the cost of any endorsements which Seller has expressly agreed, in writing, to provide in order to cure an Objection (as defined below). Purchaser shall be solely responsible for payment of all other costs relating to procurement of the Title Commitment, the Title Policy (less the payment of the basic premium for the Title Policy), and any requested endorsements.

3.2 Survey. Purchaser acknowledges and agrees that Seller has, prior to the Effective Date, delivered to Purchaser all existing surveys of the Property (if any, the “Existing Survey”) which to Seller’s knowledge are in Seller’s possession or reasonable control. To the extent that Purchaser desires that a new survey of the Property be prepared or that the Existing Survey be updated (the “New Survey”), Purchaser shall be solely responsible for the same, all at Purchaser’s sole cost and expense.

3.3 Objection and Response Process. On or before November 30, 2007 (the “Objection Deadline”), Purchaser shall give written notice (the “Objection Notice”) to the attorneys for Seller of any matter set forth in the Title Documents or the Existing Survey to which Purchaser objects (the “Objections”) and all items not objected to by Purchaser shall be deemed approved. If Purchaser fails to tender an Objection Notice on or before the Objection Deadline, Purchaser shall be deemed to have approved and irrevocably waived any objections to any matters covered by the Title Documents and the Existing Survey. On or before December 3, 2007 (the “Response Deadline”), Seller may, in Seller’s sole discretion, give Purchaser notice (the “Response Notice”) of those Objections which Seller is willing to cure, if any. If Seller fails to deliver a Response Notice by the Response Deadline, Seller shall be deemed to have elected not to cure or otherwise resolve any matter set forth in the Objection Notice. If Purchaser is dissatisfied with the Response Notice, Purchaser may, as its exclusive remedy, elect by written notice given to Seller on or before December 6, 2007 (the “Final Response Deadline”) or if Seller elects to cure any Objections and fails prior to one (1) Business Day before Closing to cure such Objection, then Purchaser, as its exclusive remedy, may elect by written notice given to Seller on or before the Closing, either (a) to accept the Title Documents and Existing Survey with resolution, if any, of the Objections as set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections) and without any reduction or abatement of the Purchase Price and Purchaser shall be deemed to have approved such objections, or (b) to terminate this Agreement, in which event the Deposit shall be returned to Purchaser. If Purchaser fails to give notice to terminate this Agreement on or before the Final Response Deadline, Purchaser shall be deemed to have elected to approve and irrevocably waived any objections to any matters covered by the Title Documents or the Existing Survey, subject only to resolution, if any, of the Objections as set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections).

3.4 Permitted Exceptions. The Deed delivered pursuant to this Agreement shall be subject to the following, all of which, with the exception of the Pre-Disapproved Exceptions (as defined below), shall be deemed “Permitted Exceptions”:

(a) All matters shown in the Title Documents (including any updates thereto), the Existing Survey and the New Survey, other than (i) those Objections made by Purchaser under Sections 3.3 or 3.5 (except to the extent cured by Seller or otherwise accepted by Purchaser), (ii) labor, mechanics’ and materialmen’s liens and taxes accrued, due and/or payable with respect to the period preceding Closing (except to the extent arising by, through or under Purchaser), (iii) all mortgages, deeds of trust, or other monetary encumbrances and/or indebtedness (except to the extent arising by, through or under Purchaser), (iv) the standard exception regarding rights of parties in possession (except to the extent limited to Tenants pursuant to the Leases as tenant’s only, with no rights of first refusal or any options to purchase all or any portion of the insured property), and (v) the standard exception pertaining to taxes and assessments (except to the extent limited to real property taxes and assessments that have not accrued and are a lien not yet due and payable) (items (i) through (v) shall be known, collectively, as “Pre-Disapproved Exceptions” and Seller covenants to cause such Pre-Disapproved Exceptions to be released and reconvened from the Property and to remove as exceptions to title prior to Closing);

(b) All Tenants, as tenants only, with no rights of first refusal or any options to purchase all or any portion of the insured property;

(c) Applicable zoning and governmental regulations and ordinances; and

(d) Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser.

3.5 New Title Defects. If any matter reported on any update of the Title Commitment or the New Survey discloses any (a) material (as determined by Purchaser in Purchaser’s good faith business judgment) encumbrance not disclosed as an exception in the original Title Commitment, (b) material (as determined by Purchaser in Purchaser’s good faith business judgment) encroachment, change in the boundary of the Property or other survey defect, in either case that is not a Permitted Exception, or (c) any other matter which materially and adversely (as determined by Purchaser in Purchaser’s good faith business judgment) impairs the use, occupancy, operation or leasing of the Property (in each case, a “New Title Defect”), then Purchaser will have the right to object in writing to such New Title Defect so long as it delivers notice to Seller within three (3) Business Days after Purchaser first receives an updated Commitment or the New Survey or such lesser time as remains between such receipt and the Closing Date, and the process described in Section 3.3 shall apply thereto; provided, however, that if there is not enough time for the process described in Section 3.3 to be carried out, then Seller shall immediately respond to Purchaser’s notice and Purchaser shall have the right to either accept the New Defects or terminate this Agreement pursuant to Section 3.3 at anytime prior to the Closing Date. Unless Purchaser notifies Seller in writing that it objects to a New Title Defect within the foregoing time period, each such New Title Defect automatically will constitute an additional Permitted Exception.

ARTICLE 4

[INTENTIONALLY OMITTED]

ARTICLE 5

CLOSING

5.1 The Closing. The consummation of the purchase and sale and related transactions contemplated by this Agreement (the “Closing”) shall occur on December 19, 2007 (the “Closing Date”) through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.

5.2 Seller Closing Deliveries. No later than one (1) Business Day prior to the Closing Date (unless another date is specifically prescribed by this Section 5.2), Seller shall deliver to Escrow Agent, each of the following items:

(a) One (1) original Special Warranty Deed (the “Deed”), in the form attached hereto as Exhibit “B”, subject to the Permitted Exceptions and excluding all Pre-Disapproved Exceptions, executed by Seller.

(b) Two (2) originals of the Bill of Sale, in the form attached hereto as Exhibit “C”, executed by Seller.

(c) Two (2) originals of the General Assignment, in the form attached hereto as Exhibit “D” (the “General Assignment”), executed by Seller.

(d) Two (2) originals of the Assignment of Leases and Security Deposits, in the form attached hereto as Exhibit “E” (the “Leases Assignment”), executed by Seller.

(e) A notification letter to the Tenants prepared and executed by Seller in the form attached hereto as Exhibit “F” (the “Tenant Notification Letter”), executed by Seller.

(f) A closing statement executed by Seller.

(g) Any other documents or agreements customarily required of a seller by the Title Company to issue the Title Policy (with the arbitration provision, the creditor’s rights exclusion and general exceptions deleted, including, without limitations any affidavit to the non-existence of parties in possession (other than Tenants under Leases disclosed on the most recent certified Rent Roll, as tenants only with no right of first refusal or any options to purchase all or any portion of the Property, and mechanics lien and any “gap” indemnity required by the Title Company).

(h) A certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

(i) Resolutions, certificates of good standing and such other organizational documents as Title Insurer shall reasonably require evidencing Seller’s authority to consummate this transaction.

(j) An updated certified Rent Roll.

(k) Evidence of the termination (without penalty or liability to Purchaser) of all Terminated Contracts, no later than two (2) Business Days prior to the Closing.

(l) A closing statement executed by Seller pursuant to the terms of Section 5.4 below.

(m) Any other documents as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, provided that such documents do not increase Seller’s liability or result in a material expense to Seller.

5.3 Purchaser Closing Deliveries. No later than one (1) Business Day prior to the Closing Date (except for the balance of the Purchase Price which is to be delivered at the time specified in Section 1.2(d)), Purchaser shall deliver to Escrow Agent (for disbursement to Seller upon the Closing) the following items with respect to the Property being conveyed at the Closing:

(a) The full Purchase Price (with credit for the Deposit), plus or minus the adjustments or prorations required by this Agreement.

(b) Any other documents or agreements customarily required of a purchaser by the Title Company to issue the Title Policy (with the arbitration provision, the creditor’s rights exclusion and general exceptions deleted, including, without limitations any affidavit to the non-existence of parties in possession (other than Tenants under Leases disclosed on the most recent certified Rent Roll, as tenants only with no right of first refusal or any options to purchase all or any portion of the Property, and mechanics lien and any “gap” indemnity required by the Title Company).

(c) Any declaration or other statement which may be required to be submitted to the local assessor with respect to the terms of the sale of the Property.

(d) Resolutions, certificates of good standing and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate this transaction.

(e) A closing statement executed by Purchaser pursuant to the terms of Section 5.4 below.

(f) Two (2) original countersigned counterparts of the General Assignment, executed by Purchaser.

(g) Two (2) original countersigned counterparts of the Leases Assignment, executed by Purchaser.

(h) Any other documents as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, provided that such documents do not increase Purchaser’s liability or result in a material expense to Purchaser.

5.4 Closing Prorations and Adjustments.

(a) General. All normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, and other operating expenses and fees, shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of the same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date. Seller shall prepare, or shall cause Escrow Agent to prepare, a proration schedule (the “Proration Schedule”) of the adjustments described in this Section 5.4 two (2) Business Days prior to Closing and Seller and Purchaser shall mutually agree upon and execute a closing statement on or before one (1) Business Day prior to the Closing. Such adjustments shall be paid by Purchaser to Seller (if the prorations result in a net credit to Seller) or by Seller to Purchaser (if the prorations result in a net credit to Purchaser), by increasing or reducing the cash to be paid by Purchaser at Closing.

(b) Operating Expenses. All of the operating, maintenance, taxes (other than real estate taxes, such as rental taxes) and other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business for the management and operation of the Property, shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to Closing and Purchaser shall pay all such expenses that accrue from and after the Closing Date.

(c) Utilities. The final readings and final billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills. Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate and a readjustment made within 60 days after the Closing, if necessary. Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property to terminate Seller’s account, effective as of noon on the Closing Date.

(d) Real Estate Taxes. All non-delinquent real estate ad valorem or similar taxes for the Property for the year of Closing, shall be prorated to the date of Closing, based upon actual days involved. The proration of real property taxes shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available. In the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year (assuming payment at the earliest time to allow for the maximum possible discount) and the proration of real property taxes shall be subject to re-adjustment after Closing and Seller and Purchaser shall promptly pay to the other any amount required as a result of such adjustments. In the event supplemental taxes for the year of Closing are assessed, such taxes shall also be subject to proration and re-adjustment after Closing. With respect to any property tax appeals or reassessments filed by Seller for tax years prior to the year in which the Closing occurs, Seller shall be entitled to the full amount of any refund or rebate resulting therefrom (subject to any requirement under any Leases to pay to the tenants thereunder a share of any such refund or rebate, which Seller shall promptly pay to Purchaser for refunding to such tenants), and with respect to any property tax appeals or reassessments filed by Seller for the taxes that accrued during the year in which the Closing occurs, Seller and Purchaser shall share the amount of any rebate or refund resulting therefrom (after first paying to Seller reasonable costs and expenses incurred by Seller in pursuing such appeal or reassessment) in proportion to their respective periods of ownership of the Property for such taxes (subject to any requirement under the Leases to pay to the tenants thereunder a share of any such refund or rebate, which Seller shall promptly pay to Purchaser for refunding to such tenants).

(e) Leases.

(i) All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), and other income and expenses from any portion of the Property shall be prorated as of the Closing Date (prorated for any partial month). Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date. Seller shall receive all collected rent and income attributable to dates prior to the Closing Date. Notwithstanding the foregoing, no prorations shall be made in relation to either (A) non-delinquent rents which have not been collected as of the Closing Date, or (B) delinquent rents existing, if any, as of the Closing Date (the foregoing (A) and (B) referred to herein as the “Uncollected Rents”). In adjusting for Uncollected Rents, no adjustments shall be made in Seller’s favor for rents which have accrued and are unpaid as of the Closing. Purchaser agrees to bill tenants of the Property for all Uncollected Rents and to take commercially reasonable actions to collect Uncollected Rents; provided, however, that Purchaser shall have no obligation to institute any legal or equitable proceedings, including an action for unlawful detainer, eviction or other proceeding against a Tenant owing Uncollected Rents). Notwithstanding anything in this Section 5.4(e)(i) to the contrary, Purchaser’s obligation to use commercially reasonable efforts to collect Uncollected Rents shall be limited to Uncollected Rents of not more than 60 days past due. Any rents collected from a Tenant after the Closing Date who owes Uncollected Rents as of the Closing Date shall be applied, first, to Purchaser’s actual third-party costs of collection incurred with respect to such Uncollected Rents, second, to any arrearage owed by such Tenant as of the Closing Date not exceeding sixty (60) days, third, to any rents payable by such Tenant after the Closing Date and thereafter to any arrearage owed by such Tenant as of the Closing Date in the inverse order of maturity. Any such rents collected by Purchaser which are, pursuant to the preceding sentence, to be applied to periods prior to the Closing Date shall promptly be paid by Purchaser to Seller. After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Seller by any Tenant, provided that Purchaser shall not incur any, and Seller shall indemnify, defend and hold Purchaser harmless against all Losses in connection therewith, and provided further that Seller shall not commence any legal or equitable proceedings in the nature of an unlawful detainer, eviction or other proceeding which would have the effect of interfering with any Tenant’s quiet enjoyment of its leased premises or result in a lien or encumbrance on such leased premises. Notwithstanding anything to the contrary, Purchaser shall receive a credit for all tenant improvement allowances, leasing commissions, and all amounts attributable to any free-rent periods, abatements or other unexpired concessions under all leases and occupancy agreements that extend beyond the Closing Date to the extent that any such leases or occupancy agreements were not disclosed to Purchaser in the Materials during the Feasibility Period, excluding any New Leases approved by Purchaser.

(ii) At Closing, Purchaser shall assign to Purchaser all received and unapplied balance of all cash (or cash equivalent) Tenant deposits, including, but not limited to, security, damage or other refundable deposits or required to be paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Lease or state law (the “Tenant Security Deposit Balance”) and transfer such amounts to Purchaser in the form of a credit against the Purchase Price, but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser pursuant to the Leases Assignment. The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases which relate solely to the period prior to the Closing Date.

(iii) In the event that any security deposits are in a form other than cash (the instrument constituting such security deposits shall be known as, the “Non-Cash Security Deposits”), Seller will, at Closing cause Purchaser to be named as the beneficiary under the Non-Cash Security Deposits. Purchaser will not receive a credit against the Purchase Price for such security deposits. In the event that Purchaser cannot be named the beneficiary under the Non-Cash Security Deposits as of the Closing Date, a cash escrow equal to the amount of the Non-Cash Security Deposit will be established at the Closing until the Non-Cash Security Deposits are reissued in Purchaser’s name. Prior to such time of reissue, Purchaser shall be entitled to draw from such cash escrow in the event the terms of the relevant lease entitle the Purchaser, as landlord, to draw on the Non-Cash Security Deposit. Seller and Purchaser shall share equally in the costs of the escrow established pursuant to this Section 5.4(e)(iii).

(iv) With respect to operating expenses, taxes, utility charges, other operating cost pass-throughs, retroactive rental escalations, sums or charges payable by Tenants under the Leases, to the extent that Seller has received as of the Closing payments allocable to periods subsequent to Closing, the same shall be properly prorated with an adjustment in favor of Purchaser, and Purchaser shall receive a credit therefor at Closing. With respect to any payments received by Purchaser after the Closing allocable to Seller prior to Closing, Purchaser shall promptly pay the same to Seller to the extent specifically provided for in this Section 5.4. If actual bills for the current billing period are unavailable as of the Closing, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills. If actual bills for the current billing period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

(f) Insurance. No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser.

(g) Employees. All of Seller’s and Seller’s manager’s on-site employees shall have their employment at the Property terminated as of the Closing Date.

(h) Closing Costs. Purchaser shall pay any transfer, sales, use, gross receipts or similar taxes, the cost of recording the Deed (including, without limitation, any documentary fees), any premiums or fees required to be paid by Purchaser with respect to the Title Policy pursuant to Section 3.1, and one-half (1/2) of the customary closing costs of Escrow Agent. Seller shall pay the base premium for the Title Policy to the extent required by Section 3.1, and one-half (1/2) of the customary closing costs of Escrow Agent.

(i) Possession. Possession of the Property, subject to the Leases and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3, including, without limitation, the Purchase Price. To the extent reasonably available to Seller, originals or copies of the Leases, lease files, warranties, guaranties, operating manuals, keys to the Property, and Seller’s books and records (other than proprietary information) regarding the Property shall be made available to Purchaser after the Closing.

(j) Survival. The provisions of this Section 5.4 shall survive the Closing and delivery of the Deed to Purchaser.

5.5 Post-Closing Adjustments. If the prorations and credits made under the final executed closing statement shall prove to be incorrect or incomplete for any reason in an aggregate amount in excess of Five Thousand Dollars ($5,000), then either party shall be entitled to an adjustment to correct the same; provided, however, that (a) any adjustment shall be made, if at all, within sixty (60) days after the Closing (except with respect to operating expenses and taxes, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available), and (b) if a party fails to request an adjustment to the final executed closing statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the closing statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the final executed closing statement shall be binding and conclusive against such party. The provisions of this Section 5.5 shall survive the Closing and delivery of the Deed to Purchaser.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES; AS IS

6.1 Seller’s Representations. Except, in all cases, for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions, the Materials, or the Third-Party Reports, Seller represents and warrants to Purchaser the following (collectively, “Seller’s Representations”) as of the Effective Date and as of the Closing Date by appropriate certificate to Purchaser:

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller is in good standing under the laws of the state of Colorado. Subject to Section 8.3(d) below, Seller has or at the Closing shall have the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller, and, prior to the Closing, will have taken all limited liability company actions required for the execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement. The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a material adverse affect on Seller’s ability to consummate the transaction contemplated by this Agreement or on the Property. Subject to Section 8.3(d) below, this Agreement is a valid, binding and enforceable agreement against Seller in accordance with its terms.

(b) To Seller’s knowledge, the information in the Rent Roll is true, correct, and complete. Seller has or will deliver to Purchaser true, accurate and complete copies of all of the Leases and there are no leases, subleases, licenses, occupancies or tenancies in effect pertaining to any portion of the Property, and no persons, tenants or entities occupy space in the Property, except as stated in the Rent Roll. Except as set forth in the Rent Roll or the Leases, no brokerage commission or similar fee is due or unpaid by Seller with respect to any Lease, and there are no written or oral agreements that will obligate Purchaser, as Seller’s assignee, to pay any such commission or fee under any Lease or extension, expansion or renewal thereof. The Leases and any guaranties thereof are in full force and effect. To Seller’s knowledge, none of the Tenants is in default in the observance of any of the material covenants or conditions to be kept, observed or performed by it under its Lease. Seller has not received from any Tenant under a Lease a written notice of default by Seller with respect to Seller’s performance of any of its obligations as landlord under such Lease. No rent or other payments have been collected in advance for more than one (1) month and no rents or other deposits are held by Seller, except the security deposits described on the Rent Roll and rent for the current month.

(c) Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended.

(d) To Seller’s knowledge, there are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened against the Property.

(e) To Seller’s knowledge, Seller has not received any written notice from a governmental agency of any uncured material violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property.

(f) Seller is not a Prohibited Person (as defined below). As used herein, a “Prohibited Person” is (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”), (ii) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, (iii) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac, (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC, or (v) a person or entity that is affiliated with any person or entity identified in clauses (i), (ii), (iii) and/or (iv) of this Section 6.5(f).

(g) To Seller’s knowledge, there are no unrecorded outstanding rights of first refusal, rights of reverter or options relating to the purchase of the Property or any interest therein.

(h) There are no on-site employees of Seller at the Property, and following the Closing, Purchaser shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Property.

(i) Except as set forth in the Materials, Seller has not received any written notice from any governmental or quasi-governmental authority of any violations of any applicable federal, state or local laws, statutes, rules, regulations, ordinances, orders or requirements (collectively, “Laws”) noted or issued by any governmental authority having jurisdiction over or affecting the Property, including, without limitation, Laws relating to Hazardous Materials (as defined in this section). For purposes of this Agreement, “Hazardous Materials” are substances defined as: “toxic substances,” “toxic materials,” “hazardous waste,” “hazardous substances,” “pollutants,” or “contaminants” [as those terms are defined in the Resource, Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et. seq.), the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 1801 et. seq.), the Toxic Substances Control Act of 1976, as amended (15 U.S.C. § 2601 et. seq.), the Clean Air Act, as amended (42 U.S.C. § 1251 et. seq.) and any other federal, state or local law, statute, ordinance, rule, regulation, code, order, approval, policy and authorization relating to health, safety or the environment]; asbestos or asbestos-containing materials; lead or lead-containing materials; oils; petroleum-derived compounds; pesticides; or polychlorinated biphenyls. To Seller’s knowledge, no part of the Property has been previously used by Seller or any Tenant for the storage, manufacture or disposal of Hazardous Materials in quantities which violate Laws, except as may be disclosed in the Materials. Except as set forth in the Materials, to Seller’s knowledge, there are no underground storage tanks of any nature located on any of the Property.

(j) Except for the Leases set forth on the Rent Roll and the Contracts set forth on Schedule 2.6, to Seller’s knowledge, there are no agreements, written or oral, relating to the management, leasing, operation, maintenance and/or improvement of the Property or any portion thereof. Seller has not delivered or received any notice alleging any default in the performance or observance of any of the covenants, conditions or obligations to be kept, observed or performed under any of the Contracts. To Seller’s knowledge, Seller has delivered to Purchaser a true, correct and complete copy of each of the Contracts (including all amendments thereto).

(k) To Seller’s knowledge, the Materials provided to Purchaser constitute all of the material documents and information that are related to the Property in Seller’s possession or control.

(l) To Seller’s knowledge, (i) Seller has not been assessed any dues or other charges under the CC&Rs (as defined below) during its period of ownership of the Property, (ii) there are no outstanding payments due or owing by Seller under the CC&Rs or the REA (as defined below), (iii) Seller is not in default under the REA or CC&Rs and (iv) Seller has not received any written notice alleging any default by Seller under either the REA or the CC&Rs.

6.2 AS-IS. Except as otherwise provided for in this Agreement or any other document executed by Seller and delivered at Closing, the Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.” The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and the Purchase Price, terms and conditions reflect the fact that Purchaser shall have the benefit of, and is not relying upon, any information provided by Seller or statements, representations or warranties, express or implied, made by or enforceable directly against Seller, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property. Except as otherwise provided for in this Agreement or any other document executed by Seller and delivered at Closing, Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions, or on account of any conditions affecting the Property. Except as otherwise provided for in this Agreement or any other document executed by Seller and delivered at Closing, Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases Seller’s Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against Seller’s Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions or other conditions affecting the Property. Purchaser represents and warrants that, as of the date hereof and as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property. If Seller provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, Purchaser and Seller agree that Seller has done so or shall do so only for the convenience of both parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller’s Indemnified Parties except in the event of fraud or intentional misrepresentation. Except as otherwise provided for in this Agreement or any other document executed by Seller and delivered at Closing, Purchaser shall rely only upon any title insurance obtained by Purchaser with respect to title to the Property. Except as otherwise provided for in this Agreement or any other document executed by Seller and delivered at Closing, Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by Tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing. Prior to Closing, Seller shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or Tenants. Purchaser agrees that the departure or removal, prior to Closing, of any of such guests, occupants or Tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Agreement in any manner whatsoever; and Purchaser shall close title and accept delivery of the Deed with or without such Tenants in possession and without any allowance or reduction in the Purchase Price under this Agreement. Purchaser hereby releases Seller’s Indemnified Parties from any and all claims and liabilities relating to the foregoing matters. Each of Seller’s Indemnified Parties shall be third-party beneficiaries of this Section 6.2. The provisions of this Section 6.2 shall survive the Closing and delivery of the Deed to Purchaser.

6.3 Survival of Seller’s Representations. Seller and Purchaser agree that Seller’s Representations shall survive Closing for a period of nine (9) months (the “Survival Period”). Seller shall have no liability after the Survival Period with respect to Seller’s Representations. Under no circumstances shall Seller be liable to Purchaser for more than $100,000.00 in any individual instance or in the aggregate for all breaches of Seller’s Representations, nor shall Purchaser be entitled to bring any claim for a breach of Seller’s Representations unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser exceeds $5,000.00. In the event that Seller breaches any representation contained in Section 6.1 and Purchaser had actual, verifiable knowledge of such breach prior to the Closing Date, Purchaser shall be deemed to have waived any right of recovery, and Seller shall not have any liability in connection therewith. Notwithstanding the foregoing, Seller acknowledges and agrees that if Purchaser obtains actual, verifiable knowledge that Seller has breached any representation contained in Section 6.1, and Seller is unable to cure such breach prior to the Closing Date, Purchaser may terminate this Agreement, in which event the Deposit shall be returned to Purchaser. For purposes of this Section 6.3, references to “Purchaser’s knowledge” or words of similar import shall be deemed to refer to the actual (and not constructive or imputed) and verifiable knowledge, without duty of investigation or inquiry, of Danny Prosky.

6.4 Definition of Seller’s Knowledge. Any representations and warranties made “to Seller’s knowledge” shall not be deemed to imply any duty of inquiry. For purposes of this Agreement, the term “to Seller’s knowledge” shall mean and refer only to actual knowledge of the Designated Representative (as defined below) of Seller and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability, except in the event of fraud or intentional misrepresentation. As used herein, the term “Designated Representative” shall refer to David H. Naus who is a principal of Seller. Seller hereby represents and warrants that the Designated Representative is the person who would, in the ordinary course of their responsibilities as a principal and agent of Seller, receive notice from other principals, agents or employees of Seller or from other persons or entities of any of the matters described in the representations and warranties in this Agreement which are limited by the knowledge of Seller. The fact that reference is made to the personal knowledge of the Designated Representative shall not render the Designated Representative personally liable for any breach of any of the foregoing representations and warranties; rather, however, Purchaser’s sole recourse in the event of any such breach shall be to the assets of Seller, except in the event of fraud or intentional misrepresentation.

6.5 Representations And Warranties Of Purchaser. For the purpose of inducing Seller to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

(a) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Virginia.

(b) Purchaser, acting through any of its duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser. The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse affect on Purchaser’s ability to consummate the transaction contemplated by this Agreement. This Agreement is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

(c) No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.

(d) Except as otherwise expressly provided for in this Agreement or any other document executed by Seller and delivered at Closing, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller in connection with this Agreement and the acquisition of the Property.

(e) Purchaser is not a Prohibited Person.

The provisions of this Section 6.5 shall survive the Closing and delivery of the Deed to Purchaser for the length of the Survival Period.

ARTICLE 7

OPERATION OF THE PROPERTY

7.1 Estoppel Certificates and SNDAs.

(a) Seller shall use commercially reasonable efforts to obtain from each Tenant of the Property an estoppel certificate (each, a “Tenant Estoppel Certificate”) executed by each Tenant under each of the Leases, substantially in the form of Exhibit “G-1” attached hereto and incorporated herein by this reference; provided, however, that if any Tenant is required or permitted under the terms of its Lease to provide less information or to otherwise make different statements in a certification of such nature than are set forth on Exhibit “G-1” attached hereto, then Purchaser shall accept any modifications made to such Tenant Estoppel Certificate to the extent that such changes are consistent with the minimum requirements set forth in such Tenant’s Lease; provided, further, however, that if Seller is unable to obtain any one or more of the Tenant Estoppel Certificates, such failure shall not constitute a default by Seller hereunder. Seller shall prepare the Tenant Estoppel Certificates and, prior to distributing the same to the Tenants of the Property for execution, Seller shall obtain Purchaser’s approval of the same (which approval shall not be unreasonably withheld or delayed). Purchaser shall respond to Seller’s request for approval of the Tenant Estoppel Certificates within two (2) Business Days after Seller’s written request. Unless Purchaser shall deliver written notice to Seller disapproving the Tenant Estoppel Certificates within such 2-Business Day period, Purchaser shall be deemed to have approved the Tenant Estoppel Certificates, and Seller may proceed to deliver the same to the Tenants of the Property. Should any of the Tenant Estoppel Certificates (i) contain a material discrepancy (as determined by Purchaser in Purchaser’s good faith business judgment) from the Rent Roll prepared by Seller and given to Purchaser pursuant to this Agreement or from the applicable Lease or (ii) disclose an alleged material breach (as determined by Purchaser in Purchaser’s good faith business judgment) by Seller, as landlord, under any Lease, then Purchaser may disapprove the Tenant Estoppel Certificates and terminate this Agreement without default by either party, by giving written notice of its disapproval within the earlier of (A) three (3) Business Days after receipt of the Tenant Estoppel Certificates or (B) the Closing Date. If Purchaser does not timely give written notice of its disapproval of the Tenant Estoppel Certificates as aforesaid, then Purchaser shall be deemed to have approved the Tenant Estoppel Certificates.

(b) Seller and Purchaser acknowledge and agree that the Property is encumbered by (i) that certain Cross Access and Parking Easement Agreement dated February 12, 2003, and recorded February 24, 2003 under Reception No. 2003023301 (the “REA”), by and between Seller (as successor-in-interest to Catholic Health Initiatives Colorado) and CASEY PAJAK and HALINA PAJAK (collectively, “Lot 2 Owner”) and (ii) that certain Community Declaration for Highlands Ranch Community Association dated September 1, 1981, and recorded September 17, 1981 in Book 421 at Page 924, as supplemented by that certain Supplemental Declaration for Annexed Property No. 201(B) (Hospital and Medical Building Sites) dated May 6, 1983 and recorded July 6, 1983 in Book 481 at Page 951 (as supplemented, collectively, the “CC&Rs”). Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser no later than two (2) Business Days prior to the Closing Date, (A) an estoppel certificate from Lot 2 Owner substantially in the form of Exhibit “G-2” attached hereto (the “REA Estoppel Certificate”) and (B) an estoppel certificate from the association under the CC&Rs (the “Association”) substantially in the form of Exhibit “G-2” attached hereto (the “CC&Rs Estoppel Certificate”), both dated no more than thirty (30) days prior to the Closing Date; provided, however, that if Seller is unable to obtain the REA Estoppel Certificate or the CC&Rs Estoppel Certificate, such failure shall not constitute a default by Seller hereunder. Purchaser shall be solely responsible for any and all fees imposed by Lot 2 Owner and/or the Association in connection with the REA Estoppel or the CC&Rs Estoppel. Notwithstanding anything in this Section 7.1 to the contrary, in no event shall Purchaser’s receipt of the REA Estoppel Certificate or the CC&Rs Estoppel Certificate be a condition to Closing.

(c) Commencing promptly after Purchaser’s delivery to Seller of Purchaser’s and/or Purchaser’s lender form Subordination, Non-Disturbance and Attornment Agreement (“SNDA”), Seller agrees to request from each Tenant, and to use commercially reasonable efforts, but without being required to incur any expense (other than the administrative expense customarily incurred in distributing and collecting the SNDA) to obtain a signed SNDA from each Tenant on or before the Closing Date, and agrees to deliver to Purchaser copies of each signed SNDA promptly following receipt by Seller; provided, however, that if Seller is unable to obtain any one or more SNDA, such failure shall not constitute a default by Seller hereunder. Notwithstanding anything in this Section 7.1 to the contrary, in no event shall Purchaser’s receipt of any SNDA be a condition to Closing; provided, however, if a Lease, or a memorandum of any Lease, has been properly recorded against the Property prior to the Closing, it shall be a condition to Closing that Seller obtain and deliver to Purchaser, at least two (2) Business Days prior to Closing, an SNDA from the Tenant under such Lease (each, a “Required SNDA”).

(d) Purchaser acknowledges and agrees that the Lease with James R. Norwood, D.D.S., P.C. (as amended and assigned, the “Norwood Lease”) is currently scheduled to terminate on December 31, 2007. Accordingly, notwithstanding anything in this Agreement to the contrary, in no event shall (i) the Tenant under the Norwood Lease constitute a Major Tenant (as defined below) or (ii) Seller be required to obtain or deliver a Tenant Estoppel Certificate or a SNDA with respect to the Norwood Lease.

7.2 Leases. From and after the Effective Date, Seller shall not execute or commit to enter into (i) any new Lease affecting the Property, or (ii) any termination, modification, amendment or renewal of the Leases except as required pursuant to existing provisions of the Leases (each, a “New Lease”), without Purchaser’s prior written approval, which approval may be withheld in Purchaser’s sole discretion. If Seller desires to negotiate the terms of and/or enter into a New Lease following the Effective Date, Seller shall, prior to executing any New Lease, promptly provide Purchaser with written documentation reflecting the proposed terms and conditions of any New Lease and shall permit Purchaser to provide its input thereon. Prior to execution of any New Lease, Seller shall deliver written notice to Purchaser requesting Purchaser’s approval thereof and providing therewith the most current draft of the proposed New Lease. Seller also agrees to provide, prior to the execution of such New Lease, any other information concerning the New Lease and proposed tenant which Purchaser reasonably requests. Purchaser shall respond to Seller’s request for approval of the New Lease transaction within two (2) Business Days after the delivery of Seller’s notice requesting such consent. Unless Purchaser shall deliver written notice to Seller disapproving the proposed New Lease within such 2 Business Day period, Purchaser shall be deemed to have disapproved such New Lease transaction for all purposes of this Agreement and Seller shall not proceed to consummate such New Lease. At Closing, any sums expended by Seller for leasing commissions or tenant improvements completed after the expiration of the Feasibility Period and which are approved or deemed approved by Purchaser pursuant to this Agreement in connection with any New Lease shall be apportioned between Seller and Purchaser based upon the term of such New Lease for which such sums were expended. If the term of a New Lease is to commence after the date of the Closing, Seller shall be credited in full at Closing for the sums expended by Seller for leasing commissions paid or tenant improvements completed after the expiration of the Feasibility Period made in connection with such New Lease and which is approved or deemed approved by Purchaser pursuant to this Agreement. Purchaser acknowledges and agrees that (A) Purchaser has been provided with a fully-executed copy of that that certain Lease dated November 20, 2007 (the “Renu Lease”), by and between Seller, as landlord, and PATTISHALL ENTERPRISES, INC., a Colorado corporation d/b/a Renu Laser & Skin Care, as tenant, (B) Purchaser hereby approves the Renu Lease and (C) the Renu Lease shall be a New Lease for purposes of this Agreement.

7.3 General Operation of Property. Except as specifically set forth in this Article 7, Seller shall operate the Property after the Effective Date in the ordinary course of business, and except as necessary in the Seller’s sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in Seller’s reasonable discretion materially adversely affects the use, operation or value of the Property, Seller will not make any alterations to the Property or remove any Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, denied or delayed. Nothing in this Section 7.3 shall limit, restrict or prohibit Seller, without Purchaser’s consent, from performing any repair, maintenance or tenant improvement projects which Seller is required to perform under the Leases.

7.4 Liens. Seller covenants that it will not voluntarily create or cause any lien or encumbrance to attach to the Property between the Effective Date and the Closing Date (other than as provided in Section 7.1) unless Purchaser approves such lien or encumbrance, which approval shall not be unreasonably withheld or delayed. If Purchaser approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Exception for all purposes hereunder.

ARTICLE 8

CONDITIONS PRECEDENT TO CLOSING

8.1 Purchaser’s Closing Conditions. Purchaser’s obligation to close under this Agreement shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent (collectively, “Purchaser’s Closing Conditions”):

(a) Seller shall have delivered to Purchaser, on or before two (2) Business Days prior to the Closing Date, Tenant Estoppel Certificates dated not more than thirty (30) days prior to the Closing Date from (i) each Tenant occupying, in aggregate, 5,000 rentable square feet or more of the Property (each, a “Major Tenant”) and (ii) not less than seventy-five percent (75%) of the Tenants, based on the rentable square footage of the Property, under the Leases (inclusive of Major Tenants and exclusive of the Norwood Lease). All Tenant Estoppel Certificates received by Purchaser shall be in the form required pursuant to Section 7.1(a) above. The information set forth in the Tenant Estoppel Certificates shall be deemed to modify Seller’s Representations. In the event Seller cannot for any reason obtain a Tenant Estoppel Certificate from a sufficient number of Tenants to satisfy the percentage set forth above, then, in lieu of up to ten percent (10%) thereof, Seller shall deliver to Purchaser a certificate pertaining to up to ten percent (10%) of those Tenants necessary to satisfy the percentage set forth above covering the same matters that would have been set forth in the Tenant Estoppel Certificate (and if, after the Closing, Seller delivers to Purchaser a Tenant Estoppel Certificate from a Tenant for whom Seller executed a Seller’s certification at the Closing, then Seller thereafter shall be released from said certification). Subject to the preceding sentence, Seller’s liability in connection with any Seller certificate shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that Seller’s liability under each Seller’s certification shall expire and be of no further force or effect on the date that Purchaser receives a Tenant Estoppel Certificate from any such Tenant;

(b) Seller shall have delivered to Purchaser, on or before two (2) Business Days prior to the Closing Date, any Required SNDA (if any);

(c) All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

(d) Each of Seller’s Representations shall be true in all material respects as of the Closing Date and confirmed by an appropriate certificate;

(e) Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder;

(f) Seller shall not be a debtor in any bankruptcy proceeding nor shall have been in the last 6 months a debtor in any bankruptcy proceeding; and

(g) All Non-Cash Security Deposits must be reissued in Purchaser’s name or else a cash escrow equal to all Non-Cash Security Deposit must be established until such Non-Cash Security Deposits are reissued in Purchaser’s name. Prior to such time as all Non-Cash Security Deposits are reissued, Purchaser shall be entitled to draw from such cash escrow in the event the terms of the relevant lease entitle the Purchaser, as landlord, to draw on the Non-Cash Security Deposits. The provisions of this Section 8.1(g) shall survive the Closing Date.

(h) On the Closing Date, the Title Company shall be unconditionally obligated and prepared, subject to the payment of the applicable title insurance premium and other related charges, to issue to Purchaser the Title Policy (subject to the Permitted Exceptions and excluding all Pre-Disapproved Exceptions).

Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing. Notwithstanding anything in this Agreement to the contrary, there are no other conditions on Purchaser’s obligation to close under this Agreement except as expressly set forth in this Section 8.1.

8.2 Failure of Purchaser’s Closing Conditions. If any of Purchaser’s Closing Conditions are not met, Purchaser may either (a) waive any of Purchaser’s Closing Conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, or (b) if such failure constitutes a default by Seller, exercise any of its remedies pursuant to Section 9.2 below.

8.3 Seller’s Closing Conditions. Without limiting any of the rights of Seller elsewhere provided for in this Agreement, Seller’s obligation to close with respect to conveyance of the Property under this Agreement shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent (collectively, “Seller’s Closing Conditions”):

(a) All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

(b) Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date;

(c) Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

(d) Seller shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated hereby, including, without limitation, a tax free exchange pursuant to Section 13.23 below (and the amendment of Seller’s limited liability company or other organizational documents in connection therewith), (i) from Seller’s partners, members, managers, shareholders or directors to the extent required by Seller’s organizational documents, and (ii) as required by law; and

(e) There shall not be pending or, to the knowledge of either Purchaser or Seller, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Agreement or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser.

8.4 Failure of Seller’s Closing Conditions. If any of Seller’s Closing Conditions are not met, Seller may either (a) waive any of Seller’s Closing Conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, or (b) terminate this Agreement, and, if such failure constitutes a default by Purchaser, exercise any of Seller’s remedies pursuant to Section 9.1 below. Nothing in this Article 8 shall limit or otherwise modify Seller’s right under Section 5.1 above.

ARTICLE 9

DEFAULTS AND REMEDIES

9.1 Purchaser Default. If Purchaser defaults in its obligations hereunder to (a) deliver to Seller the deliveries specified under Section 5.3 on the date required thereunder, or (b) deliver the Purchase Price at the time required by Section 1.2(d) and close on the purchase of the Property on the Closing Date, then, immediately and without notice or cure, Purchaser shall forfeit the Deposit, and Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property. If Purchaser defaults in any of its other representations, warranties or obligations under this Agreement, and such default continues for more than ten (10) days after written notice from Seller, then Purchaser shall forfeit the Deposit, and Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property. The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser’s indemnity and confidentiality obligations hereunder, Seller’s sole and exclusive remedy for Purchaser’s failure to perform its obligation to purchase the Property or breach of a representation or warranty. Seller expressly waives the remedies of specific performance and additional damages for such default by Purchaser. The foregoing notwithstanding, no right to cure shall extend the Closing Date. SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER’S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 9.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

9.2 Seller Default. If Seller, prior to the Closing, defaults in its representations, warranties, covenants, or obligations under this Agreement, including to sell the Property as required by this Agreement and such default continues for more than ten (10) days after written notice from Purchaser, then, at Purchaser’s election and as Purchaser’s sole and exclusive remedy, either (a) this Agreement shall terminate, and all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be returned to Purchaser and Purchaser shall have the right to recover from Seller an amount equal to the lesser of (i) Purchaser’s actual out-of-pocket costs and expenses incurred in connection with this transaction or (ii) $50,000.00, or (b) Purchaser may seek specific performance of Seller’s obligation to deliver the Deed pursuant to this Agreement (but not damages). The foregoing notwithstanding, no right to cure shall extend the Closing Date. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 9.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS REPRESENTATIONS, WARRANTIES, OR COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT. UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT. PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AN ACTION SEEKING SUCH REMEDY.

ARTICLE 10

RISK OF LOSS

10.1 Major Damage. In the event that the Property is damaged or destroyed by fire or other casualty prior to Closing, and (a) any Tenant may terminate its Lease as a result of such damage or destruction, or (b) the cost of repair is more than $300,000.00 (which cost shall be deemed to include reasonably anticipated post-Closing rental loss through to completion of such repair), then Seller shall have no obligation to repair such damage or destruction and shall notify Purchaser in writing of such damage or destruction (the “Damage Notice”). Within ten (10) Business Days after Purchaser’s receipt of the Damage Notice, Purchaser may elect at its option to terminate this Agreement by delivering written notice to Seller. In the event Purchaser fails to terminate this Agreement within the foregoing 10-Business Day period, this transaction shall be closed in accordance with the terms of this Agreement for the full Purchase Price, notwithstanding any such damage or destruction; provided, that Seller’s interest in all proceeds of insurance, including, without limitation, all rental interruption insurance, payable by reason of such damage or destruction shall be assigned to Purchaser as of the Closing Date or credited to Purchaser if previously received by Seller, and Purchaser shall receive a credit toward the Purchase Price for any cost of repair and/or restoration not covered by such insurance (whether by reason of insurance deductible, co-insurance, uninsured casualty or otherwise).

10.2 Minor Damage. In the event that the Property is damaged or destroyed by fire or other casualty prior to the Closing, and (a) no Tenant may terminate its Lease as a result of such damage or destruction, and (b) the cost of repair is equal to or less than $300,000.00 (which cost shall be deemed to include reasonably anticipated post-Closing rental loss through to completion of such repair), this transaction shall be closed in accordance with the terms of this Agreement, notwithstanding the damage or destruction; provided, that Seller’s interest in all proceeds of insurance, including, without limitation, all rental interruption insurance, payable by reason of such damage or destruction shall be assigned to Purchaser as of the Closing Date or credited to Purchaser if previously received by Seller, and Purchaser shall receive a credit toward the Purchase Price for any cost of repair and/or restoration not covered by such insurance (whether by reason of insurance deductible, co-insurance, uninsured casualty or otherwise).

ARTICLE 11

EMINENT DOMAIN

In the event that, at the time of Closing, any material part of the Property is (or previously has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser’s option, to terminate this Agreement by giving written notice within ten (10) Business Days after Purchaser’s receipt from Seller of notice of the occurrence of such event, and if Purchaser so terminates this Agreement, Purchaser shall recover the Deposit hereunder. If Purchaser fails to terminate this Agreement within such 10 Business Day period, this transaction shall be closed in accordance with the terms of this Agreement for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award.

ARTICLE 12

BROKERAGE

Seller and Purchaser each represents and warrants to the other (i) CB Richard Ellis (“Seller’s Broker”), as Seller’s exclusive agent, in connection with this Agreement and (ii) that it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Agreement. Upon the Closing of the transaction contemplated hereby, and not otherwise, a commission (to be payable out of the proceeds of the sale received by Seller at Closing) shall be payable to Seller’s Broker pursuant to the terms of Seller’s listing agreement with Seller’s Broker. Each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party. The provisions of this Article 12 shall survive the termination of this Agreement, and if not so terminated, the Closing and delivery of the Deed to Purchaser.

ARTICLE 13

GENERAL PROVISIONS

13.1 Governing Law; Venue. This Agreement and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the laws of the state of Colorado, without regard to its principles of conflicts of law. All claims, disputes and other matters in question arising out of or relating to this Agreement, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state of Colorado, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.2 Exhibits and Schedules. All exhibits and schedules attached hereto are hereby incorporated by reference as though set out in full herein.

13.3 Entire Agreement. This Agreement, including the exhibits and schedules attached hereto, constitutes the entire agreement between Purchaser and Seller pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.

13.4 Binding Effect. Subject to Section 13.5 below, this Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors, heirs and permitted assigns.

13.5 Assignability. Seller shall not assign any of its rights, title or interest in, to or under this Agreement, without obtaining Purchaser’s approval, which shall not be unreasonably withheld or delayed provided that Seller is not released from its liability hereunder. This Agreement is not assignable by Purchaser without first obtaining the prior written approval of Seller, except that Purchaser may assign this Agreement to one or more entities without obtaining Seller’s approval so long as (a) Purchaser is an “affiliate” (as defined below) of the purchasing entity(ies), (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Seller of any proposed assignment no later than three (3) Business Days prior to the Closing Date. As used herein, an “affiliate” is a person or entity controlled by, under common control with, or controlling another person or entity, or a publicly registered company or the subsidiary of a publicly registered company that is managed by, sponsored by or under common control with Purchaser or Purchaser’s principals. In the event that Purchaser assigns this Agreement (in accordance with and subject to the terms and conditions of this Section 13.5) to a publicly registered company or the subsidiary of a publicly registered company that is managed by, sponsored by or under common control with Purchaser or Purchaser’s principals, the assignee will be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with the following (provided that doing so does not increase Seller’s liability or result in a material expense to Seller and only to the extent that the same exist or are in Seller’s possession or reasonable control): (i) access to bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements for the Audited Year and Stub Period; (iv) access to the general ledger for the Audited Year and Stub Period; (v) cash receipts schedule for each month in the Audited Year and Stub Period; (vi) access to invoices for expenses and capital improvements in the Audited Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations in the Audited Year and Stub Period; (viii) check register for the three (3) months following the Audited Year and Stub Period; (ix) the Leases and five (5) year lease schedules, to the extent applicable; (x) copies of all insurance documentation for the Audited Year and Stub Period; (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Year and Stub Period; and (xii) a signed representation letter in the form attached hereto as Schedule 13.5. Notwithstanding anything in this Agreement to the contrary, in no event shall Seller’s compliance with this Section 13.5 be a condition to closing and under no circumstances will the Closing Date be extended in connection therewith. The provisions of the foregoing three (3) sentences shall survive the Closing.

13.6 Amendments in Writing. This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, as provided in Section 1.3 above, the signature of Escrow Agent shall not be required as to any amendment of this Agreement other than an amendment of Section 1.3.

13.7 Waiver. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Agreement shall be established by conduct, custom or course of dealing and all waivers must be in writing and signed by the waiving party.

13.8 Attorneys’ Fees. In the event that any party hereto brings an action or proceeding against any other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all reasonable costs and expenses of such action or proceeding, including, without limitation, attorneys’ fees, charges, disbursements and the fees and costs of expert witnesses.

13.9 Expenses. Subject to the provision for payment of closing costs in accordance with the terms of Section 5.4 hereof and any other provision of this Agreement, whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

13.10 Further Assurances. In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by Seller and Purchaser, Seller and Purchaser agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at or after the Closing any and all such further acts, instruments, deeds and assurances as may be reasonably required to consummate the transactions contemplated hereby.

13.11 Severability. In the event that any part of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed and enforced to the maximum extent permitted by law. If such provision cannot be reformed, it shall be severed from this Agreement and the remaining portions of this Agreement shall be valid and enforceable..

13.12 Construction. This Agreement shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.

13.13 Captions; Headings. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

13.14 Number And Gender Of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.15 Time Of The Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to all matters contemplated by this Agreement.

13.16 Business Days; Time Period. As used herein, the term “Business Day” shall mean a day that is not a Saturday, Sunday or legal holiday. In computing any period of time under this Agreement, the date of the act or event from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included unless it is a Business Day, in which event the date for performance thereof shall be extended to the next Business Day.

13.17 No Personal Liability of Officers, Trustees or Directors. Purchaser acknowledges that this Agreement is entered into by Seller which is a Delaware limited liability company, and Purchaser agrees that none of Seller’s Indemnified Parties shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement. Seller acknowledges that this Agreement is entered into by Purchaser which is a Virginia limited liability company, and Seller agrees that none of Purchaser, Purchaser’s property manager, Purchaser’s mortgagee and each of their respective parent and subsidiary entities, officers, directors, members, managers, partners, affiliates, employees, agents and representatives and each of their successors and assigns shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.

13.18 No Exclusive Negotiations. Seller shall have the right, at all times prior to the expiration of the Feasibility Period, to solicit backup offers and enter into discussions, negotiations or any other communications concerning or related to the sale of the Property with any third-party; provided, however, that such communications are subject to the terms of this Agreement, and that Seller shall not enter into any contract or binding Agreement with a third-party for the sale of the Property unless such Agreement is contingent on the termination of this Agreement without the Property having been conveyed to Purchaser.

13.19 No Recording. Purchaser shall not cause or allow this Agreement or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion. If the Purchaser records this Agreement or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Agreement. Purchaser hereby appoints the Seller as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the Agreement or other memorandum or evidence thereof from the public records. This appointment shall be coupled with an interest and irrevocable.

13.20 Relationship of Parties. Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Agreement is only that of a seller and a purchaser of property. Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.21 Confidentiality. Purchaser and Seller shall not disclose the terms and conditions contained in this Agreement and shall keep the same confidential; provided, however, that Purchaser and Seller may disclose the terms and conditions of this Agreement (a) as required by law, (b) to consummate the terms of this Agreement or any financing relating thereto or (c) to Purchaser’s or Seller’s lenders, attorneys and accountants and other consultants. Any information and Materials shared between the parties hereunder are confidential and Purchaser and Seller shall be prohibited from making such information public to any other person or entity other than its agents and legal representatives, without the other party’s prior written authorization, which may be granted or denied in such party’s sole discretion. Unless and until the Closing occurs, Purchaser shall not market the Property (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.

13.22 Counterparts; Facsimile/.pdf Signatures. This Agreement may be executed in a number of identical counterparts. This Agreement may be executed by facsimile and/or .pdf signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.23 1031 Exchange. Seller and Purchaser acknowledge and agree that the purchase and sale of the Property may be part of a tax-free exchange under Section 1031 of the Code for either Purchaser or Seller. Each party hereby agrees to take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Agreement, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange and (d) no dates in this Agreement will be extended as a result thereof. Notwithstanding anything to the contrary contained in the foregoing, if Seller so elects to close the transfer of the Property as an exchange, then (i) Seller, at its sole option, may delegate its obligations to transfer the Property under this Agreement, and may assign its rights to receive the Purchase Price from Purchaser, to a deferred exchange intermediary (an “Intermediary”) or to an exchange accommodation titleholder, as the case may be, (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations under this Agreement, (iii) Seller shall remain fully liable for its obligations under this Agreement as if such delegation and assignment shall not have taken place, (iv) Intermediary or exchange accommodation titleholder, as the case may be, shall have no liability to Purchaser and (v) the closing of the transfer of the Property to Purchaser shall be undertaken by direct deed from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds) to Purchaser or to exchange accommodation titleholder, as the case may be. Notwithstanding anything to the contrary contained in the foregoing, if Purchaser so elects to close the acquisition of the Property as an exchange, then (A) Purchaser, at its sole option, may delegate its obligations to acquire the Property under this Agreement, and may assign its rights to receive the Property from Seller, to an Intermediary or to an exchange accommodation titleholder, as the case may be, (B) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Purchaser pursuant to this Agreement, (C) Purchaser shall remain fully liable for its obligations under this Agreement as if such delegation and assignment shall not have taken place, (D) Intermediary or exchange accommodation titleholder, as the case may be, shall have no liability to Seller and (E) the closing of the acquisition of the Property by Purchaser or the exchange accommodation titleholder, as the case may be, shall be undertaken by direct deed from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds) to Purchaser (or to exchange accommodation titleholder, as the case may be).

13.24 Survival. Except for (a) all of the provisions of this Article 13 (other than Sections 13.18 and 13.23), (b) any provision of this Agreement which expressly states that it shall so survive and (c) any payment obligation of Purchaser or Seller under this Agreement (the foregoing (a), (b) and (c) referred to herein collectively as the “Survival Provisions”), none of the terms and provisions of this Agreement shall survive the termination of this Agreement, and, if the Agreement is not so terminated, all of the terms and provisions of this Agreement (other than the Survival Provisions) shall be merged into the Closing documents and shall not survive the Closing.

13.25 Notices. All notices, consents, reports, demands, requests and other communications required or permitted hereunder (“Notices”) shall be in writing, and shall be: (a) personally delivered with a written receipt of delivery; (b) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission, PDF or e-mail with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than three (3) Business Days thereafter. All Notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the Notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this section, then the first attempted delivery shall be deemed to constitute delivery; and provided, further, however, that Notices given by facsimile, PDF or e-mail shall be deemed given when received by facsimile, PDF or email, as the case may be. Each party shall be entitled to change its address for Notices from time to time by delivering to the other party Notice thereof in the manner herein provided for the delivery of Notices. All Notices shall be sent to the addressee at its address set forth following its name below:

If to Seller:	and to:
BRCP Highlands Ranch, LLC	BRCPHighlands Ranch, LLC
c/o Equity West Investment Partners	c/o Broadreach Capital Partners
1999 Broadway, Suite 750	248 Homer Avenue
Denver, CO 80202	Palo Alto, CA 94301
Attn: David H. Naus	Attn: Eugene (Gene) C. Payne
Phone: 303.573.0100	Phone: 650.331.2500
Fax: 303.573.0101	Fax: 650.331.2529
E-Mail: dnaus@equitywest.net	E-Mail: gpayne@broadreachcp.com

with copies to: Brownstein Hyatt Farber Schreck, P.C. 410 17th Street, Suite 2200 Denver, CO 80202-4437 Attn: Aaron M. Hyatt, Esq. Phone: 303.223.1100 Fax: 303.223.1111 E-Mail: ahyatt@bhfs.com

If to Purchaser:	with copies to:
Triple Net Properties, LLC	Cox, Castle & Nicholson LLP
1551 North Tustin Ave., Suite 300	2049 Century Park East, 28th Floor
Santa Ana, CA 92705	Los Angeles, CA 90067
Attn: Danny Prosky	Attn: Joseph E. Magri, Esq.
Phone: 714.836.5263	Phone: 310.284.2262
Fax: 714.667.6860	Fax: 310.277.7889
E-Mail: dprosky@1031nnn.com	E-Mail: jmagri@coxcastle.com

Any notice required hereunder to be delivered to Escrow Agent or Title Insurer shall be delivered in accordance with the above provisions as follows:

If to Escrow Agent:	If to Title Insurer:
LandAmerica Commercial Services	LandAmerica Commercial Services
915 Wilshire Blvd, Suite 2100	915 Wilshire Blvd, Suite 2100
Los Angeles, CA 90017	Los Angeles, CA 90017
Attn: Lois McCauley	Attn: Laura Peters
Phone: 213.330.3025	Phone: 213.330.3037
Fax: _______________________	Fax: _______________________
E-Mail: lmccauley@landam.com	E-Mail: lpeters@landam.com

Unless specifically required to be delivered to Escrow Agent pursuant to the terms of this Agreement, no notice hereunder must be delivered to Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.26 Non-Solicitation of Employees. Purchaser acknowledges and agrees that, without the express written consent of Seller, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit any of Seller’s employees or any employees located at the Property (or any of Seller’s affiliates’ employees located at any property owned by such affiliates) for potential employment.

13.27 No Option; Binding Effect. The submission of this document for examination and review does not constitute an option to purchase the Property, an offer to sell the Property or an agreement to purchase and sell. This document shall have no binding effect on the parties unless and until executed by both Seller and Purchaser and will be effective only upon Seller’s execution of the same. As provided in Section 1.3 above, Escrow Agent’s execution of this Agreement shall not be a prerequisite to the effectiveness of this Agreement.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed and sealed this Agreement as of the Effective Date.

SELLER:

BRCP HIGHLANDS RANCH, LLC,
a Delaware limited liability company

By:BRCP Realty, L.P. I, a Delaware limited partnership, its member
By:BRCP Gen-Par, LLC, a Delaware limited liability company, its general partner
By:/s/ John A. Foster Name:John A. Foster Title:Managing Director
PURCHASER:
TRIPLE NET PROPERTIES, LLC,
a Virginia limited liability company
By:	/s/ Jeff Hanson
Name:	Jeff Hanson
Title:	Chief Investment Officer

[Escrow Agent’s signature page follows]ESCROW AGENT’S SIGNATURE PAGE

The undersigned executes the Agreement to which this signature page is attached for the purpose of agreeing to the provisions of Section 1.3 of the Agreement, and hereby establishes 11-29-07, 2007, as the date of opening of escrow and designates 09401702-904-L.A. as the escrow number assigned to this escrow.

ESCROW AGENT:

LANDAMERICA COMMERCIAL SERVICES

By: Name:	/s/ Lois McCauley Lois McCauley
Title:	Escrow Officer